                AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

         THIS AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is made and entered into effective as of February 20, 1998, among OEI HOLDING CORPORATION, a Delaware corporation ("Newco"), UNITED MERIDIAN CORPORATION, a Delaware corporation ("UMC"), and OCEAN ENERGY, INC. a Delaware corporation ("OEI").

                                    RECITALS

         A. Newco, UMC and OEI have entered into that certain Agreement and Plan of Merger, dated as of December 22, 1997, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of January 7, 1998 (as amended, the "Merger Agreement").

         B. Newco, UMC and OEI desire to further amend the Merger Agreement as set forth in this Amendment.

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in the Merger Agreement and this Amendment, the parties hereto agree as follows:

         1. Amendment to Section 1.3 of the Merger Agreement. Section 1.3 of the Merger Agreement is hereby amended and restated in its entirety as follows:

                 "Section 1.3 Closing. The closing of the Mergers (the "Closing") will take place at such time and on such date to be specified by the parties (the "Closing Date"), which date shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII, unless another time or date is agreed to by the parties hereto. The Closing will be held at such location as is agreed to by the parties hereto."

         2. Amendment to Section 1.4 of the Merger Agreement. Section 1.4 of the Merger Agreement is hereby amended and restated in its entirety as follows:

                 "Section 1.4 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger (individually, a "Certificate of Merger" with respect to each of the Mergers, and collectively with respect to both Mergers, the "Certificates of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in order to effect both Mergers. The Newco Merger shall become effective at such time as is specified in the Certificate of Merger for the Newco Merger, which time shall be at 3:00 p.m. (Houston, Texas time) on the date of the Closing (the "Newco Effective Time"). The UMC Merger shall become effective at such time as is specified in the Certificate of Merger for the UMC Merger, which time shall be at 3:01 p.m. (Houston, Texas time) on the date of the Closing (the "UMC Effective Time" or, in some cases, the "Effective Time")."

         3. Amendment to Section 3.1 of the Merger Agreement. Section 3.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

                 "Section 3.1 Board of Directors of OEI Subsequent to Effective Time. Immediately subsequent to the UMC Effective Time, the Board of Directors of OEI shall have 14 members and shall be divided into three classes, Class I, Class II and Class III, with the term of Class I expiring at OEI's first annual meeting following the Effective Time, the term of Class II expiring at OEI's second annual meeting following the Effective Time and the term of Class III expiring at OEI's third annual meeting following the Effective Time. Prior to the UMC Effective Time, (i) the Board of Directors of OEI shall select from among the current members of the Board of Directors of OEI seven individuals (the "OEI Director Nominees") for nomination as directors of OEI, which nominees shall include James C. Flores, and (ii) the Board of Directors of UMC shall select from among the current members of the Board of Directors of UMC seven individuals (the "UMC Director Nominees") for nomination as directors of OEI, which nominees shall include John B. Brock. If an individual so selected consents to serve as a director, such individual shall be elected as a director of OEI, effective as of the UMC Effective Time, for a term expiring at OEI's next annual meeting of stockholders following the Effective Time at which the term of the class to which such director belongs expires, subject to being renominated as a director at the discretion of OEI's Board of Directors. Each class shall consist of an equal, or as near as equal as possible, number of directors (as provided in OEI's certificate of incorporation and the DGCL) and the specific designation of UMC Director Nominees and OEI Director Nominees to a particular class shall be determined by UMC and OEI prior to the UMC Effective Time; provided, however, that (i) James C. Flores shall be designated by the Board of Directors of OEI as a Class III Director and shall serve as President and Chief Executive Officer as of the UMC Effective Time until the earlier of his resignation or removal or until his successor is duly elected and qualified in accordance with the Bylaws of OEI in effect subsequent to the UMC Effective Time and
         (ii) John B. Brock shall be designated by the Board of Directors of UMC as a Class III Director and shall serve as Chairman of the Board as of the UMC Effective Time until the earlier of his resignation or removal or until his successor is duly elected and qualified in accordance with the Bylaws of OEI in effect subsequent to the UMC Effective Time. If at any time prior to the UMC Effective Time, any UMC Director Nominee or OEI Director Nominee shall be unable to serve as a director at the UMC Effective Time, the respective Board of Directors that designated such individual as provided herein shall designate another individual to serve in such individual's place; provided that in the event John Brock is unable to serve as Chairman of the Board, James C. Flores shall serve as Chairman of the Board as of the Effective Time until his successor is duly elected and qualified in accordance with the Bylaws of OEI in effect subsequent to the UMC Effective Time; provided, further, in the event James C. Flores is unable to serve as President and Chief Executive Officer, John Brock shall serve as President and Chief Executive Officer of the Company as of the Effective Time until his successor is duly elected and qualified in accordance with the Bylaws of OEI in effect subsequent to the UMC Effective Time."

         4. Amendment to Section 3.2 of the Merger Agreement. Section 3.2 of the Merger Agreement is hereby amended and restated in its entirety as follows:

                 "Section 3.2. Board Committees and Executive Officers. The committees of the Board of Directors of OEI immediately subsequent to the UMC Effective Time shall contain an equal number of UMC Director Nominees and OEI Director Nominees and the composition of such committees (including chairmen thereof) shall be as designated prior to the UMC Effective Time until the earlier of the resignation or removal of any individual so designated or until their respective successors are duly elected and qualified, as the case may be, it being agreed that if at any time prior to the UMC Effective Time any director nominee designated as a member of a committee shall be unable to serve as a member of a committee (including as a chairman of any committee) at the UMC Effective Time, the respective Board of Directors that designated such individual as provided herein (or in the case of Messrs. Brock and Flores, the respective Board of Directors on which they presently serve) shall designate another individual to serve in such individual's place. The chairman of each of the Finance and Audit Committees of the Board of Directors of OEI immediately subsequent to the UMC Effective Time shall be UMC Director Nominees and the chairman of each of the Nominating and Compensation Committees of the Board of Directors of OEI immediately subsequent to the UMC Effective Time shall be OEI Director Nominees. Subsequent to the UMC Effective Time, those individuals set forth on EXHIBIT B hereto shall be executive officers of OEI having the titles and positions set forth opposite their respective names on such Exhibit until the earlier of the resignation or removal of any such individual or until their respective successors are duly elected and qualified, as the case may be. Prior to the UMC Effective Time, OEI and UMC may mutually agree to designate additional individuals to serve as executive officers of OEI subsequent to the UMC Effective Time. Subject to Section 3.1, if any executive officer set forth on EXHIBIT B or designated in accordance with this Section 3.2 ceases to be a full-time employee of either OEI or UMC (or otherwise declines to serve in such designated capacity) at or before the UMC Effective Time, OEI and UMC will agree upon another person to serve in such person's stead or agree to leave such office vacant through the UMC Effective Time."

         5. Amendment to Section 4.2(a) of the Merger Agreement. Section 4.2(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

                 "(a)     As of the date hereof, the authorized capital stock
         of OEI consists of (i) 100,000,000 shares of common stock, par value $.01 per share ("OEI Common Stock"), of which 22,896,787 shares are issued and outstanding as of the date of this Agreement, 100 shares are held as treasury shares, and 3,023,955 shares are reserved for issuance upon exercise of options under OEI Stock Plans and (ii) 10,000,000 shares of preferred stock, par value $.01 per share, which have not yet been issued or designated as to a series by the Board of Directors of OEI; provided that 2,000,000 of such shares have been or will be designated by OEI as "Series A Junior Participating Preferred Stock" (the "OEI Junior Preferred") in connection with the adoption by the Board of Directors of OEI, concurrently with the authorization of this Agreement, of a stockholder rights plan (the "OEI Rights Plan") pursuant to which a preferred share purchase right (an "OEI Right") has been or will be declared payable as a dividend on all outstanding shares of OEI Common Stock, which Rights will be issued pursuant to a OEI Rights Agreement of even date with this Agreement between OEI and Harris Trust and Savings Bank (the "OEI Rights Agreement"). All of the aforesaid outstanding shares of capital stock have been validly issued, are fully paid and nonassessable, and are free of preemptive rights. Except as described above, including pursuant to the OEI Rights Plan, as of the date hereof, there are no shares of capital stock or other equity securities of OEI outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock of OEI, or contracts, commitments, understandings, or arrangements by which OEI is or may become bound to issue additional shares of its capital stock (other than previously reserved shares described above) or options, warrants or rights to purchase or acquire any shares of its capital stock."

         6.      Effect of Amendment.      Except as amended by the foregoing,
the Merger Agreement shall remain in full force and effect.

         7.      Counterparts.    This Amendment may be executed in any number
of identical counterparts, each of which shall be deemed an original for all purposes.

           [The remainder of this page is intentionally left blank.]

                IN WITNESS WHEREOF, the parties have executed this Amendment as of February 20, 1998.



                                      OEI HOLDING CORPORATION


                                      By: /s/ JOHN B. BROCK
                                         ________________________________
                                      Name:    John B. Brock
                                      Title:   Chairman of the Board


                                      UNITED MERIDIAN CORPORATION


                                      By: /s/ JOHN B. BROCK
                                         ________________________________
                                      Name:    John B. Brock
                                      Title:   Chairman of the Board
                                               and Chief Executive Officer


                                      OCEAN ENERGY, INC.


                                      By: /s/ ROBERT K. REEVES
                                         ________________________________
                                      Name:  Robert K. Reeves
                                      Title: Executive Vice President
                                             -Administration
                                             and General Counsel